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                                                                    Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2001 with respect to the consolidated financial statements of Newcastle Investment Corp.,(formerly Fortress Investment Corp.) and subsidiaries as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000 included in the Prospectus of Newcastle Investment Corp. that is made a part of the Registration Statement on Amendment No. 5 to Form S-11 dated February 15, 2002 of Newcastle
Investment Corp. for the registration of 4,400,000 shares of common stock.

                                                     Ernst & Young LLP

New York, New York
February 15, 2002